Exhibit 99.1

FOR FURTHER INFORMATION:
At the Company:
Paul Mastrapa
Chief Financial Officer
(847) 229-7773

FOR IMMEDIATE RELEASE

OPTION CARE ANNOUNCES FOURTH QUARTER AND
YEAR-END 2003 RESULTS

Q4 Revenue of $96 Million; Earnings Per Diluted Share of $0.19

Q4 Operating Cash Flow of $4.8 Million; 2003 Operating Cash Flow of $28 Million

BUFFALO GROVE, IL, February 17, 2004—Option Care, Inc. (Nasdaq: OPTN) today reported results for the fourth quarter and year ended December 31, 2003.  Revenues were $96 million for the fourth quarter, a 5% increase compared to revenues of $91 million for the fourth quarter of 2002.  Net income for the quarter was $4.0 million or $0.19 per diluted share as compared to net income of $3.0 million or $0.14 per diluted share for the prior year period.

For year ended December 31, 2003, revenues increased 11% to $355 million from $320 million for the prior year.  Reported net income was $8.7 million or $0.41 per diluted share for the year ended December 31, 2003 as compared to $14.1 million or $0.67 per diluted share for 2002. As previously announced, the company recorded a pretax charge during the third quarter of 2003 of $8.7 million or $0.24 per diluted share related to additional bad debt reserves, restructuring costs and other miscellaneous expenses.  In addition, during the fourth quarter of 2002, the company recorded a $1.7 million charge or $0.05 per diluted share related to the disposal of two operating locations.

Raj Rai, Option Care’s chief executive officer commented, “We are pleased with our fourth quarter results. From the third quarter we realized sequential growth in revenues from both home infusion and specialty pharmacy services. We also realized cost savings as a result of our efforts from the restructuring announced in the third quarter. Additionally, during the fourth quarter, specialty pharmacy revenues increased with the start of the Synagis® season and our launch of Xolair®.  Finally, we are debt free with $4 million of cash on hand and, as a result, we spent $1.1 million in January on our stock buy-back program.”

Rai continued, “We are concentrating on building our pipeline of new managed care and manufacturer relationships.  In addition, during January, we hired a new Vice President of Acquisitions and completed two small transactions in markets we currently serve.  Considering our investment in internal resources and our strong cash flow and access to capital, I expect to further increase our acquisition activities during the remainder of the year.  We are excited about our growth opportunities and look forward to a successful 2004.”

Rick Smith, Option Care’s president and chief operating officer commented, “We have seen the beginning of the desired effects of the reorganization implemented during the third quarter.  Specifically, we have seen an increase in focused revenue generating activity and implementation of efficient operating practices throughout the organization.  In addition, overall cash flow continues to be very strong however, further improvements in cash collections remains a top priority.  I am confident that our focused actions will continue our revenue growth, strengthen the operating structure of the company and drive earnings growth in 2004.”

Commenting on the financial aspects of the quarter, Paul Mastrapa, chief financial officer commented, “Overall revenue growth on a same store basis for our company owned locations for only our infusion therapy and specialty pharmacy services was 8% for the fourth quarter and 9% for the full year.  Overall gross profit for the fourth quarter declined to 29.7 % as compared to 30.7% for the prior year quarter due to a combination of the revenue mix between infusion and specialty pharmacy services, as well as the therapy mix within our specialty pharmacy services.  In terms of revenue mix, infusion therapy comprised 36.6% of revenues in the fourth quarter as compared to 38.0% for the prior year fourth quarter.  The infusion and related healthcare services gross profit was 43.5% as compared to 43.6% for the prior year fourth quarter.  Specialty pharmacy services gross profit declined to 17.5% for the fourth quarter of this year as compared to 19.4% for the prior year period due therapy mix and the increase in sales of Xolair® and Synagis® which have a lower gross margin than our composite gross margin.”

Mastrapa continued, “During the fourth quarter, we realized a net gain of $0.8 million or $0.02 per diluted share related to the early termination of a franchise agreement as well as residual reorganization related expenses of $0.4 million or $0.01 per diluted share.  Combined, our net gain was $0.4 million or $0.01 per diluted share.  Finally, our balance sheet remains very strong with positive cash flow from operations of $4.8 million during the fourth quarter and $28 million for the year.  I am pleased with our cash flow results considering the sequential increase in revenues from the third quarter of $13 million.  Our strong cash flow is a reflection of our continued improvement in accounts receivable.  Days sales outstanding were 61 days at the end of the fourth quarter, a decrease of 5 days from the previous quarter.  Lastly, we ended the fourth quarter debt free with $4.0 million of cash on-hand.”

2004 Guidance

The company affirms previously released earnings guidance.  Earnings per diluted share are estimated to range between $0.73 to $0.77 for 2004, or approximately 14% to 20% growth prior to the unusual charges recognized in 2003.

Fourth Quarter Conference Call

The Company will be hosting a conference call today to review the financial results for the fourth quarter. Investors and other interested parties may access the call at 9:00 a.m. Central Time by dialing in at (800) 901-5231, participant passcode 56641985.

The call will be broadcast live as well as replayed through the Internet. The webcast can be accessed through a link at www.optioncare.com. For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 32979107. The playback will be available until midnight on February 20, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty pharmacy services to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its network of pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.  Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate.   These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care can be found at:

www.optioncare.com

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue:
Specialty pharmacy services	$57,304	$54,349	$208,557	$181,049
Infusion and related healthcare services	35,023	34,706	136,192	129,146
Other	3,379	2,336	10,691	10,301
Total revenue	95,706	91,391	355,440	320,496

Cost of revenue:
Cost of goods sold	56,843	53,178	205,916	183,329
Cost of services provided	10,422	10,202	41,438	37,550
Total cost of revenue	67,265	63,380	247,354	220,879

Gross profit	28,441	28,011	108,086	99,617

Selling, general and administrative expenses	18,960	18,617	75,601	65,386
Provision for doubtful accounts	1,969	3,320	14,274	7,747
Depreciation and amortization	672	1,039	3,155	2,944
Total operating expenses	21,601	22,976	93,030	76,077

Operating income	6,840	5,035	15,056	23,540

Interest income (expense), net	21	(86)	(261)	(166)
Other expense, net	(243)	(70)	(350)	(171)

Income before income taxes	6,618	4,879	14,445	23,203
Income tax provision	2,648	1,929	5,727	9,124

Net income	$3,970	$2,950	$8,718	$14,079

Net income per share:
Basic	$0.19	$0.14	$0.42	$0.68

Diluted	$0.19	$0.14	$0.41	$0.67

Shares used in computing net income per common share:
Basic	21,031	20,747	20,888	20,656

Diluted	21,404	21,075	21,292	21,136

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$3,961	$488
Accounts receivable, net	62,190	74,694
Inventory	11,522	7,538
Other current assets	9,721	6,445
Total current assets	87,394	89,165

Equipment and other fixed assets, net	12,145	11,898
Goodwill, net	64,970	55,412
Other assets	2,025	2,375
Total assets	$166,534	$158,850

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$19,940	$14,559
Current portion of long-term debt	424	261
Other current liabilities	10,253	12,635
Total current liabilities	30,617	27,455

Long-term debt, excluding current portion	82	7,314
Other liabilities	6,815	5,480
Total liabilities	37,514	40,249

Total stockholders’ equity	129,020	118,601

Total liabilities and stockholders’ equity	$166,534	$158,850

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Cash flows from operating activities:
Net income	$3,970	$2,950	$8,718	$14,079

Non-cash expenses	2,605	5,358	20,272	13,618
Changes in assets and liabilities:
Accounts receivable	(8,174)	(8,672)	(1,820)	(19,297)
Other assets and liabilities	6,377	4,414	801	3,592

Net cash provided by operating activities	4,778	4,050	27,971	11,992

Cash flows from investing activities:
Payments for acquisitions	(224)	(596)	(14,560)	(20,938)
Net purchases of equipment	(1,007)	(1,861)	(4,656)	(7,286)
Other investing activities	—	4	229	(63)

Net cash used in investing activities	(1,231)	(2,453)	(18,987)	(28,287)

Cash flows from financing activities:
Net borrowing (repayments) on credit agreements	(3,593)	(1,354)	(7,093)	7,093
Proceeds from issuance of stock	363	22	1,719	2,112
Other financing activities	77	(80)	(137)	(933)

Net cash provided by (used in) financing activities	(3,153)	(1,412)	(5,511)	8,272

Net increase (decrease) in cash and cash equivalents	394	185	3,473	(8,023)

Cash and cash equivalents, beginning of period	3,567	303	488	8,511

Cash and cash equivalents, end of period	$3,961	488	$3,961	$488